Homeland Energy Solutions

DECEMBER 2019

# HOMELAND ENERGY SOLUTIONS NEWSLETTER

## INSIDE THIS ISSUE:

## FROM THE CEO DESK:

As the drama in Washington continues, we are staying focused on the things we can directly improve upon here at Homeland. Washington has ventured into more ambiguous language on how they are going to meet the requirements of the Renewable Fuel Standard (RFS). I continue to applaud our Iowa Governor Reynolds and our US Senators, Grassley and Ernst. Their unwavering support for the ethanol industry and the agriculture community is very commendable.

Here at Homeland, we are focusing on improvements. Just last month, we set a yield record and an electrical efficiency record. We continue to keep our efforts on improving safety, quality and environmental compliance for the betterment of our employees and the community surrounding us.

We are developing and nearly finalizing our business plan for the upcoming year including projects that improve our natural gas efficiency, expand our corn storage, lower our operating cost and develop new protein products from our current distiller grain. All of the potential projects are thoroughly studied to confirm the cost, risk and return on investment; to assure our capital is well invested and provides a great return.

We continue to look forward over the next five years to assure our competitive position remains strong. We evaluate the best sources and alternatives for our raw materials (corn, natural gas, electricity). We investigate all new technologies that can improve our efficiencies and/or lower costs. And finally, we evaluate all potential new products to help us diversify our revenue.

-James Broghammer, CEO

## DIRECTOR APPLICATIONS OPEN:

Nominations are currently being accepted for individuals interested in serving on the Homeland Energy Solutions Board of Directors. Two positions will be voted on at the 2020 annual meeting. The seats are currently being held by Randy Bruess and Mathew Driscoll. Homeland's nominating committee will consist of Nick Bowdish, Patrick Boyle (chair), Chad Kuhlers, and Stan Laures. Individuals interested in being nominated should go to our website (www.homelandenergysolutions.com) and print off an application or contact Katherine Balk, VP of HR, at Homeland. Applications will be accepted until January 1st, 2020.



## DISCLOSURE

## HOMELAND BEGINS IMPLEMENTATION OF BEHAVIORAL BASED SAFETY

A cross functional team of employees representing all areas of the plant have been put together to lead the implementation of a behavioral based approach to safety. DuPont's STOP safety training observation program was the one chosen. Some of the key principles of the program are as follows:

- Although hazards may be an unavoidable part of life, injuries are not.


Sammy the
Safety Squirrel
"I'm NUTS about safety"
SOP
Manual

- We experience incidents not accidents. Accidents implies something that just happens and can't be expected or controlled. All incidents have causes that can be understood and prevented.
- It's important to see safety everywhere you go and have conversations about safety with employees as part of your everyday job.
- Correcting unsafe situations is important but reinforcing or encouraging safe work in even more important for motivating employees to continue to work safely.

This is a definite shift in safety culture at Homeland but is 100% supported by all levels of the organization. A logo was selected and "Sammy the Safety Squirrel" will soon be visible across the plant to help keep safety in front of our team at all times.

-Kevin Howes, Plant Manager/COO

## STAN'S THOUGHTS

Merry Christmas everyone. I hope the holiday season is a good one for you all.

First of all, I am very pleased to report that the improvements to our facility that we finished late summer are in place and performing well. The new scales, probe, scale office, and software improvements have made it possible for us to dump grain trucks much more quickly and efficiently. There were very few to no truck lines at our facility this fall even though we were very busy with many truck loads of grain being delivered. I am happy to say we can dump 500 plus trucks in a 10-11 hour day without any significant truck lines.

We have had many compliments from our grain customers about these improvements. Quoting one of our grain customers, "Please thank your Board of Directors, the monies spent on this project not only shows a return for Homeland, but also saves me money. I am not losing time and money waiting in a truck line at your facility. Well done Homeland."


HES

Secondly, I am being asked, "What's next Stan?". Well, we are in the mid stage discussions of building additional grain space. The Board has not approved this construction at this time, but is looking at it very closely. We have shown a very favorable payback on the bins that we have built and have shown that we can fill the ones we have. We have had to reduce our truck dumping hours on some days this fall due to lack of bin space, having our facility completely full. When the farmer wants and needs to move the corn, it is our goal to be able to dump it. I am certain the Homeland Board will do their due diligence and make the best decision for Homeland. Their decisions on past improvements have made it possible for us to achieve the results we have.

Thank you all for your investment in our facility. Please remember, as a member of Homeland, if you know someone that sells corn to Homeland, please thank them for us. It all starts with the corn at Homeland.

HAPPY HOLIDAYS

*-Stan "The man from Homeland" Wubbena, Commodity & Risk Manager*

## HOMELAND ENERGY SOLUTIONS FINANCIALS — Q3 2019

Third quarter 2019 was another profitable quarter for Homeland with net income of $3.99 million, $61.81 per membership unit, bringing YTD 9/30/2019 net income to $12.97 million, $200.89 per membership unit. While gallons of ethanol sold increased approximately 4% over the same period of last year, the cost of corn per bushel increased approximately 9%. The price per gallon of ethanol decreased very slightly over the same period in 2018. The increase in corn cost and decrease in ethanol price combined for a less profitable nine months in 2019 as compared to 2018. As Homeland continues to emphasize continuous improvement, we have partially offset some of the margin squeeze with some decreases in production costs, which has helped us stay profitable in this tough market.

As we near the end of the tax year, thoughts naturally turn to taxable income. **Our current projection is that $188 of taxable income per membership unit will flow through to members.** Please contact your tax advisor for further information about how this will affect your taxable income for 2019.

Please see a summary of the Company's financial performance below or you may find a more detailed version of the annual report available on the HES or SEC website.

*-Beth Eiler, Chief Financial Officer*

**"Our current projection is that $188 of taxable income per membership unit will flow through to members."**

| BALANCE SHEET | 9/30/2019 | 6/30/2019 | 3/31/2019 |
|---|---|---|---|
| Current Assets | $ 92,654,384 | $ 88,812,520 | $ 90,463,977 |
| Property & Equipment | 128,603,109 | 130,847,466 | 132,809,752 |
| Other Assets | 9,974,571 | 10,143,898 | 10,529,551 |
| Total Assets | $ 231,232,064 | $ 229,803,884 | $ 233,803,280 |
| | | | |
| Current Liabilities | $ 47,435,567 | $ 49,582,217 | $ 49,625,432 |
| Long-term Liabilities | 18,574,203 | 18,989,965 | 22,363,991 |
| Total Members' Equity | 165,222,294 | 161,231,702 | 161,813,857 |
| Total Liabilities and Equity | $ 231,232,064 | $ 229,803,884 | $ 233,803,280 |
| | | | |
| Book Value based on 64,560 Membership Units Outstanding | $ 2,559 | $ 2,497 | $ 2,506 |
| Book Value based on 90,420 Membership Units Outstanding | $ 1,827 | $ 1,783 | $ 1,790 |
| | | | |
| **INCOME STATEMENT** 3 Months ended | 9/30/2019 | 6/30/2019 | 3/31/2019 |
| Revenue | $ 76,896,475 | $ 84,860,557 | $ 82,074,397 |
| Cost of Goods Sold | 72,369,032 | 80,260,448 | 76,506,526 |
| Operating Expenses | 726,263 | 978,893 | 1,165,504 |
| Operating Income | 3,801,180 | 3,621,216 | 4,402,367 |
| Other Income (Loss) | 189,412 | 638,629 | 316,688 |
| Net Income | $ 3,990,592 | $ 4,259,845 | $ 4,719,055 |
| Net Income per unit (based on 64,560 units) | $ 62 | $ 66 | $ 73 |
| Distributions per unit | $ - | $ 75 | $ - |

## OWNER DISTRIBUTION DECLARED:

At its December Board of Directors' meeting, the Board of Homeland Energy Solutions, LLC declared a distribution of **$275** per unit, for a total cash distribution of $17,754,000. This distribution will be made before December 31.



2779 IA Hwy 24
Lawler, IA 52154
Phone: 563-238-5555
Fax: 563-238-5557
E-mail: info@etoh.us



**If you would like to receive future newsletters by email instead of mail, please sign up online at www.homelandenergysolutions.com/company-newsletter.**

## 10 YEARS OF SERVICE:

Homeland would like to recognize a couple more employees who have completed their 10 years of service. Please help us congratulate **Devin Panos** and **Shawn Tibbitts**. Thank you for your dedication to Homeland.





ETHANOL:
DRIVING AMERICA'S FUTURE